Exhibit 4

Orbital Sciences Corporation
1999 Employee Stock Purchase Plan
(as amended April 25, 2002, October 24, 2002 and April 29, 2003)

SECTION 1. PURPOSE OF PLAN

               The Orbital Sciences Corporation 1999 Employee Stock Purchase Plan (the “Plan”) is designed to encourage and assist employees of Orbital Sciences Corporation (“Orbital”) and its subsidiaries (collectively, the “Company”) to acquire an equity interest in Orbital through the purchase of shares of Orbital common stock (“Common Stock”). This Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code (the “Code”).

SECTION 2. ADMINISTRATION OF THE PLAN

               The Plan shall be administered by Orbital’s Board of Directors (the “Board”) or by a committee of the Board (the “Committee”) appointed by the Board and serving at its pleasure (the Board or any such Committee being herein referred to as the “Administrator”). Until such time as the Board shall determine otherwise, the Human Resources and Nominating Committee of the Board shall serve as Administrator. The Administrator shall have full power and authority, not inconsistent with the express provisions of the Plan, to administer and interpret the Plan, including the authority to:

(i)	grant options and authorize the issuance of shares;

(ii)	make and amend all rules, regulations, guidelines, procedures and policies for administering the Plan;

(iii)	appoint persons and entities to act as designated representatives on its behalf in administering the Plan pursuant to its provisions (in which case the term “Administrator” as used herein shall include such persons or entities to the extent of such appointment); and

(iv)	decide all questions and settle all disputes that may arise in connection with the Plan.

               All interpretations, decisions and determinations made by the Administrator shall be binding on all persons concerned.

SECTION 3. NATURE AND NUMBER OF SHARES

               The Common Stock subject to issuance under the terms of the Plan shall be authorized but unissued shares or previously issued shares reacquired and held by the Company. The aggregate number of shares that may be issued under the Plan shall not exceed 4,500,000 shares of Common Stock.

               In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, exchange of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Board or the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares which may be issued under the Plan.

SECTION 4. ELIGIBILITY

               Each individual employed by Orbital or a Participating Subsidiary (as hereinafter defined), except as provided below, shall be eligible to participate in the Plan (“Employee”). The following individuals shall be excluded from participation:

               (a) Persons who, immediately upon the grant of an Option, own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of Orbital or any Subsidiary;

               (b) Persons who are customarily employed by the Company less than twenty (20) hours per week or for not more than five (5) months in any calendar year;

               For purposes of the Plan, a “Subsidiary” is any corporation in which Orbital owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock. A “Participating Subsidiary” is any corporation meeting the requirements above that is designated by the Board or the Committee as a subsidiary whose employees are eligible to participate in the Plan. Notwithstanding any other provision hereunder, employees of Orbital Imaging Corporation, ORBCOMM Global, L.P., ORBCOMM International, L.P. and ORBCOMM U.S., L.P., who are not also employees of Orbital or a Participating Subsidiary, shall not be eligible to participate in the Plan.

SECTION 5. ENROLLMENT AND WITHDRAWAL

               Each eligible Employee may enroll or re-enroll in the Plan as of the first day of any Option Period (as hereinafter defined) after the Employee first becomes eligible to participate. To enroll, an Employee must complete and sign an enrollment form (including a payroll deduction authorization) in a form acceptable to the Administrator and submit it to the Company at least 15 business days prior to the commencement of such Option Period or by such other date as the Administrator may prescribe. Participation in the Plan is voluntary. A “Participant” shall be an Employee enrolled in the Plan.

               Any Participant may withdraw from the Plan by notifying the Company at any time during the Option Period prior to the Purchase Date (as defined below). Upon such a withdrawal, the entire amount contributed to the Plan by the Participant will be refunded without interest as soon as administratively practicable.

SECTION 6. GRANT OF OPTIONS

               Under the Plan, each Option Period shall be a period of approximately six (6) months beginning on the first trading days of January and July, respectively, and ending on the last trading days of June and December, respectively, or such other period as the Board or the Committee may designate from time to time.

               Each person who is a Participant on the first day of an Option Period (the “Grant Date”) will as of such day be granted an option for the Period (the “Option”). Such Option will be for the number of whole and fractional shares of Common Stock to be determined by dividing (i) the balance credited to the Participant’s Account by means of payroll deduction (or such other means deemed acceptable by the Administrator) as of the Purchase Date (as determined under Section 8 below), by (ii) the purchase price per share of the Common Stock as determined under Section 8.

               In no event shall a Participant or his or her beneficiary(ies) be entitled to purchase, for any Option Period, more than the lesser of (i) the number of shares obtained by dividing $25,000 by the fair market value of a share of Common Stock on the Grant Date for such Option Period, or (ii) the maximum number of shares permitted to be purchased under Section 7(c) below.

               The Administrator will reduce, on a substantially proportionate basis, the number of shares of Common Stock receivable by each Participant upon exercise of his or her Option for an Option Period in the event that the number of shares then available under the Plan is otherwise insufficient, and will return without interest any unused cash remaining in the Participant’s account as soon as administratively practicable.

SECTION 7. METHOD OF PAYMENT

               (a) Form of Payment. Payment for shares shall be made in installments through after-tax payroll deductions over the Option Period, with such deductions taken from pay periods ending during the Option Period, or in such other form of payment deemed acceptable by the Administrator.

               Subject to the limits below and in Section 8, each Participant may elect through payroll withholding during the Option Period (or such other means deemed acceptable by the Company) to have credited to his or her account an amount not greater than twenty percent (20%) of Compensation (as defined below); provided that the Administrator from time to time before an enrollment date may establish limits other than those herein described for all purchases to occur during the relevant Option Period.

               For purposes of the Plan, “Compensation” shall mean all compensation paid to the Participant by the Company and currently includible in his or her income, including such amounts as commissions, overtime, shift differential and other amounts includible in the definition of compensation provided in the Treasury Regulations promulgated under Section 415 of the Code, plus any amount that would be so included but for the fact that it was contributed to a qualified plan pursuant to an elective deferral under Section 401(k) of the Code, but not including (i) payments under stock option plans and other employee benefit plans or other amounts excluded from the definition of compensation provided in the Treasury Regulations under Section 415 of the Code and (ii) bonuses.

               A Participant may increase or decrease the rate of withholding on a prospective basis effective as to future Option Periods by giving at least two (2) weeks written notice (in a form acceptable to the Administrator) to the Company.

               (b) Accounts. All payments by each Participant shall be credited to such Participant’s account. No interest will be paid on amounts credited to a Participant’s Account.

               (c) Limits on Purchase. In no event shall the rights of any Participant to purchase shares (under this Plan and under any other stock purchase plans of Orbital or any Subsidiary) accrue at a rate that exceeds $25,000 as measured by the fair market value of such shares (determined in the case of each such share as of the date of grant of the related option) for the calendar year. In addition, the Board or the Committee may impose a limit on the number of shares of Common Stock or the value of shares of Common Stock that a Participant may purchase in each Option Period; provided, that, such limitations shall be imposed prior to the start of the relevant Option Period.

SECTION 8. PURCHASE PRICE

               The purchase price of Common Stock issued pursuant to the exercise of an Option shall be eighty-five percent (85%) of the lower of the fair market value of Common Stock on (a) the Grant Date for the Option Period, or (b) the fair market value of Common Stock on the last trading day of the Option Period (the “Purchase Date”).

               Fair market value shall mean the closing price of Common Stock on the national securities exchange on which the Common Stock is then principally traded or, if that measure of price is not available, on a composite index of such exchanges or, if that measure of price is not available, in a national market system for securities. In the event that there are no sales of Common Stock on any such exchange or market on the Grant or Purchase Date, the fair market value of the Common Stock shall be deemed to be the closing sales price on the next preceding day on which Common Stock was sold on any such exchange or market. In the event that the Common Stock is not listed on any such market or exchange on the Grant or Purchase Dates, a reasonable valuation of the fair market value of the Common Stock on such dates shall be made by the Administrator.

SECTION 9. EXERCISE OF OPTIONS

               If an Employee is a Participant in the Plan on a Purchase Date, he or she will be deemed to have exercised the Option granted to him or her for the period ending on that Purchase Date. Upon such exercise, the Company will apply the balance of the Participant’s account to the purchase of the number of whole or fractional shares of Common Stock determined under Section 6. Any cash remaining in the Participant’s account will be refunded without interest.

               Shares of Common Stock purchased under the Plan will be held in the custody of an agent (the “Agent”) appointed by the Company. The Agent may hold the shares of Common Stock purchased under the Plan in stock certificates in nominee names and may commingle shares of Common Stock held in its custody in a single account or stock certificate without identification as to individual Participants. The Board or the Committee shall have the right to require any or all of the following with respect to shares of Common Stock purchased under the Plan:

(i)	that a Participant may not request that all or part of the shares of Common Stock be reissued in the Participant’s own name and the stock certificates delivered to the Participant until two years (or such shorter period of time as the Board or the Committee may designate) have elapsed since the Grant Date of such shares of Common Stock and one year has elapsed since the Purchase Date of such shares of Common Stock (the “Section 423 Holding Period”);

(ii)	that all sales of shares of Common Stock during the Section 423 Holding Period applicable to such shares of Common Stock be performed through a licensed broker acceptable to the Company; and

(iii)	that Participants abstain from selling or otherwise transferring shares of Common Stock purchased pursuant to the Plan for a period of two years (or such shorter period of time as the Board or the Committee may designate) from the Grant Date of such shares of Common Stock.”

               Notwithstanding anything herein to the contrary, Orbital’s obligation to issue and deliver shares of Common Stock under the Plan will be subject to the approval required by any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by Orbital with other applicable legal requirements in effect from time to time.

SECTION 10. TERMINATION OF EMPLOYMENT

               Subject to Section 11, upon the termination of a Participant’s employment with the Company for any reason other than death, the Participant’s account balance shall be frozen to future accruals and the Participant may (i) elect to withdraw from Plan participation, as provided in Section 5, or (ii) apply the balance of his or her Account as of the Purchase Date toward the exercise of the Option pursuant to Section 9 of the Plan. If no written election is made by the Participant prior to the Purchase Date, the Participant shall be deemed to have elected to exercise the Option in the manner described in (ii) above.

               Notwithstanding the above, a terminated Employee will cease to be a Participant upon the earliest of the following events: (i) his or her voluntary withdrawal from the Plan, as provided in Section 5, (ii) the last day of the Option Period (after completion of the Option exercise) or (iii) three months following his or her termination date. Upon the cessation of participation, any Option held by the Participant under the Plan will be deemed cancelled, the balance of the Participant’s Account will be returned to the Participant, without interest, as soon as administratively practicable and the Participant will have no further rights under the Plan.

SECTION 11. DEATH OF A PARTICIPANT

               Each Participant may designate one or more beneficiaries who, in the event of the Participant’s death, would receive any Common Stock and/or cash credited to the Participant under the Plan. In the case of a Participant who is married at time of death, the Administrator may condition any designation of a beneficiary other than the Participant’s spouse on the written consent of such spouse. Such designation will also provide for the election by the Participant of either (i) cancellation of the Participant’s Option upon his or her death as provided in Section 5 or (ii) application as of the Purchase Date of the balance of the deceased Participant’s account at the time of death to the exercise of the Option, pursuant to Section 9 of the Plan. In the absence of a valid election otherwise, the death of a Participant will be deemed to effect a cancellation of his or her Option. A designation of beneficiary and election may be changed by the Participant at any time. Any such designation or change in designation, if made in accordance with the Plan and in a form and manner that is acceptable to the Administrator, shall be effective upon receipt by the Company and shall be the exclusive means of designating a beneficiary under the Plan. In the absence of a proper beneficiary designation under the Plan, a deceased Participant will be deemed to have elected cancellation under (i) above, and the balance in his or her account under the Plan will be refunded without interest to his or her estate.

               As soon as administratively feasible after the death of a Participant, any Common Stock and/or cash credited to the Participant under the Plan shall be delivered to the Participant’s designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant’s estate. Such delivery and payment shall relieve the Company of further liability to the deceased Participant or his or her beneficiaries with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

SECTION 12. ASSIGNMENT

               No Participant may sell, pledge, assign, transfer or otherwise create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except as provided in Section 11 above. A Participant’s right to purchase shares under the Plan shall be exercisable during the Participant’s lifetime only by the Participant. If this provision is violated, the Participant’s election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan will be to refund to the Participant the amount then credited to his or her Account.

SECTION 13. EQUAL RIGHTS AND PRIVILEGES

               All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provisions of the Code and related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act of amendment by the Company be reformed to comply with the requirements of Section 423. This Section 13 shall take precedence over all other provisions of the Plan.

SECTION 14. RIGHTS AS STOCKHOLDER

               A Participant shall have no rights as a stockholder under an Option until he or she becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares for which payment has been completed as provided in Section 8 as of the close of business on the Purchase Date for the Option Period.

SECTION 15. MODIFICATION AND TERMINATION OF THE PLAN

               The Board or the Committee may terminate the Plan at any time and may at any time and from time to time amend the Plan in any manner permitted by law. No amendment shall be effective unless within one (1) year after it is adopted by the Board it is approved by Orbital’s shareholders in the manner prescribed under the Treasury Regulations under Section 423 of the Code, if such amendment would:

(i)	increase the number of shares reserved for purchase under the Plan, or

(ii)	change the designation of corporations whose employees may be offered Options under the Plan, except as permitted under Treasury Regulations §1.423-2(c)(4).

               In the event the Plan is terminated, the Board or Committee may elect to terminate all outstanding Options either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Board has determined that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If Options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned without interest to the Participants.

SECTION 16. BOARD AND SHAREHOLDER APPROVAL; EFFECTIVE DATE

               This Plan was adopted by the Board on October 22, 1998. The Effective Date of the Plan shall be January 1, 1999, subject to shareholder approval. In the event shareholder approval of the Plan is not obtained in the manner prescribed under Treasury Regulations under Section 423 of the Code, Participants will receive a full refund of amounts credited to their accounts as soon as administratively practicable.

SECTION 17. OTHER PROVISIONS

               Options and other documentation under the Plan shall contain such other provisions as the Administrator shall deem advisable, provided that no such provision shall conflict with the express terms of the Plan.

SECTION 18. EMPLOYMENT RIGHTS

               Nothing contained in the provisions of the Plan shall be construed to give to any individual the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time.

* * *

               The Plan, as amended, was duly adopted by the Board of Directors of Orbital as of October 24, 2002.

/s/ Susan Herlick Susan Herlick Vice President, Acting General Counsel and Secretary

               The Plan, as amended, was duly approved by the stockholders of Orbital on April 29, 2003.

/s/ Susan Herlick Susan Herlick Vice President, Acting General Counsel and Secretary